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                                                                   Exhibit 99.4


FOR IMMEDIATE RELEASE:                         FOR FURTHER INFORMATION:
                                               Lisa O'Connor
                                               Investor Relations
                                               412-937-3319

                                               Tom Loftus
                                               Corporate Communications
                                               412-937-3382


              INTERSTATE HOTELS CORPORATION REITERATES REJECTION OF
                              UNSOLICITED PROPOSAL
                AND REAFFIRMS SUPPORT OF LEHMAN GROUP INVESTMENT


PITTSBURGH, PENNSYLVANIA, OCTOBER 8, 2000 -- Interstate Hotels Corporation (Nasdaq:IHCO) today announced that it has received an unsolicited letter from the Shaner Hotel Group following up on Shaner's previously disclosed unsolicited conditional proposal to purchase all of the shares of common stock of the Company for $4.125 per share in cash.

The follow-up letter stated that (1) Shaner would be prepared to proceed now with due diligence without an agreement from the Company to sell at $4.125 per share, (2) Shaner would deposit $250,000 in escrow that would be refundable only if Shaner submitted an unconditional bid at or above $4.125 per share, (3) that such an unconditional bid would not be conditioned on any necessary third party consents, and (4) the price of $4.125 is subject to increase based on Shaner's due diligence review of the Company.

The Board of Directors of Interstate, after considering the follow-up letter, has determined that the conditional Shaner proposal is not reasonably likely to be completed and that the previously announced transaction with an investor group led by Lehman Brothers is financially superior to the transaction proposed by Shaner. In making its determination, the Interstate Board considered, among other things, its obligations under its agreement with the Lehman group, the nature of the Company's business, and the difficulty of consummating the transaction proposed by Shaner without the consent of various third parties, including parties to the Company's management and franchise agreements.

ACCORDINGLY, THE BOARD REITERATED ITS DETERMINATION THAT PURSUING THE SHANER PROPOSAL IS NOT IN THE BEST INTEREST OF THE COMPANY'S STOCKHOLDERS AND REAFFIRMED ITS RECOMMENDATION THAT STOCKHOLDERS APPROVE THE LEHMAN BROTHERS INVESTMENT.

The stockholders meeting to approve the Lehman transaction is scheduled for October 16, 2000. The Lehman group has agreed to invest $30 million in convertible preferred stock and notes of the Company, arrange for a line of credit of at least $25 million and invest in a joint venture with


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the Company, which the Company and the Lehman group believe can acquire up to
$300 million in hotel assets that will be managed by the Company.

Interstate Hotels Corporation operates approximately 160 hotels with more than 30,000 rooms in 38 states in the United States as well as Canada, the Caribbean and Russia. For more information, visit www.interstatehotels.com.


                                   * * * * * *

Certain matters discussed within this press release are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Although the Company believes the expectations reflected in such forward-looking statements are based on reasonable assumptions, it cannot give assurance that its expectations will be attained. Factors that could cause actual results to differ materially from expectations include financial performance, real estate conditions, execution of hotel development programs, changes in the availability of additional management contracts, leases or acquisitions, changes in local or national economic conditions and other risks detailed from time to time in the Company's reports filed with the SEC.